Exhibit 99.1

National CineMedia, Inc. Reports Results for First Quarter Fiscal 2008

~ Announces Quarterly Cash Dividend ~

CENTENNIAL, Colo.--(BUSINESS WIRE)--National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 43.6% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the first fiscal quarter ended March 27, 2008.

Total revenue for the first quarter 2008 was $62.7 million compared to $23.6 million for the pre-IPO period from December 29, 2006 to February 12, 2007 and $32.4 million of revenue for the post-IPO period from February 13, 2007 to March 29, 2007. Total advertising revenue for the first quarter 2008 was $53.7 million compared to $20.6 million in advertising revenue for the pre-IPO period and $29.0 million for the post-IPO period. Meetings and events revenue was $9.0 million in the first quarter of 2008 compared to $2.9 million in the pre-IPO period and $3.3 million in the post-IPO period. National advertising inventory utilization for the quarter was 58.7% versus 70.1% and 48.5% in the comparable periods in 2007 and 2006, respectively. Cost per thousand (or CPM) advertising rates increased 6.7% in the quarter versus the comparable period last year and increased 16.2% over the comparable 2006 period. Net loss for the first quarter 2008 was $0.4 million, or $0.01 per diluted share, compared to a net loss of $4.2 million for the pre-IPO period and net income of $1.0 million in the post-IPO period last year.

The Company completed its initial public offering (IPO) of stock and NCM LLC completed its debt financing on February 13, 2007; therefore the historical results prior to the IPO are not comparable to the post-IPO results. The quarter year ended March 29, 2007 is divided into two periods, pre-IPO from December 29, 2006 thru February 12, 2007 for its predecessor NCM LLC, and post-IPO from February 13, 2007 thru March 29, 2007 for its consolidated results after the acquisition of its interest in NCM LLC. CPMs and inventory utilization for 2007 and 2006 have been recalculated to conform to the current year presentation.

The Company is also pleased to announce today that its Board of Directors has authorized the Company’s first quarter cash dividend of $0.15 per share of common stock, payable on June 4, 2008, to stockholders of record on May 21, 2008.

Commenting on the Company’s first quarter results, Chairman and CEO Kurt Hall said, “As we expected, our first quarter national advertising revenue was down compared to the tough comparisons with the 2007 first quarter pro forma results. The decline in national advertising utilization was offset by strong national CPM and local advertising revenue growth and with the growth of our meetings and events business.”

Mr. Hall concluded, “We have continued to make great progress expanding our network as we completed the integration and digital deployment of the approximate 850 screen Kerasotes circuit and we signed a new agreement with the 480 screen Hollywood Theatres circuit, effective April 1, 2008. With the addition of these two top 10 circuits and the addition of the approximate 1,200 Loews screens on June 1, 2008, we will be very well positioned to more effectively compete with TV and other national advertising platforms as advertisers look for new, more effective ways to market their brands. This expansion of our national advertising client base will help us achieve our long-term growth targets as well as reduce the quarter-to-quarter revenue volatility experienced in the first quarter.”

Pro Forma Financial Information

In connection with the completion of the Company’s IPO, the Company acquired an interest in NCM LLC and the Company and NCM LLC entered into several new agreements. The Company and NCM LLC’s founding members (AMC, Cinemark and Regal) entered into the amended LLC operating agreement and NCM LLC entered into the restated exhibitor services agreements, the Loews integration agreement with AMC and an $805.0 million senior secured credit facility with a group of lenders, of which $774.0 million was outstanding at March 27, 2008.

In order to facilitate additional comparative analysis between periods, set forth below is pro forma financial information for the first quarter of fiscal 2007 that reflect the IPO Transaction as if it had become effective on December 30, 2006. All pro forma amounts exclude payments from AMC associated with the Loews integration agreement as those amounts are recorded directly to the equity accounts. The actual amount related to the Loews integration agreement for the quarter ended March 29, 2007 was $0.8 million compared to $1.3 million on a pro forma basis for the first quarter 2007.

Total revenue for the first quarter 2008 grew 1.0% to $62.7 million from total pro forma revenue of $62.1 million for the comparable quarter last year. Advertising revenue decreased 3.8% to $53.7 million from pro forma advertising revenue of $55.8 million for the comparable quarter last year. Meetings and events revenue increased 45.2% to $9.0 million from pro forma meetings and events revenue of $6.2 million. Adjusted EBITDA declined 19.5% to $20.7 million from pro forma adjusted EBITDA of $25.7 million in the first quarter of 2007. Pro forma adjusted EBITDA as a percentage of total pro forma revenue decreased from 41.4% in the first quarter of 2007 to 33.0% in the current quarter. Net loss for the first quarter 2008 was $0.4 million, or $0.01 per diluted share, compared to pro forma net income of $0.8 million in the comparable quarter last year.

Subsequent Event

As previously announced on April 14, 2008, effective as of March 26, 2008, NCM, Inc., as sole manager of NCM LLC, issued common membership units to the members of NCM LLC, pursuant to net new theatres and attendees added to NCM LLC’s network in accordance with the annual common unit adjustment provisions of the Common Unit Adjustment Agreement dated as of February 13, 2007, by and among NCM Inc., NCM LLC, AMC, Cinemark and Regal. Due to the issuance of common membership units pursuant to the annual adjustment for fiscal 2007, NCM, Inc.’s ownership stake went from 44.8% since the time of the IPO to 43.6%.

On April 30, 2008 Regal delivered notice to NCM pursuant to Section 2 (a) of the Common Unit Adjustment Agreement in connection with the closing of its acquisition of Consolidated Theatres. The acquired theatres are currently serviced by another cinema sales company, and as such Regal intends to make Exclusivity Run-Out Payments pursuant to Section 4.08(b) and Schedule 1 of the Exhibitor Services Agreement, dated as of February 13, 2007, by and between NCM LLC and Regal.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (888) 802-2266 or for international participants (913) 312-1279. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, May 20, 2008, by dialing (888) 203-1112 or for international participants (719) 457-0820, and entering passcode 4673265.

EBITDA and Adjusted EBITDA

EBITDA, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense. Adjusted EBITDA excludes from EBITDA severance plan costs, share based payment costs and deferred stock compensation. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue. EBITDA, adjusted EBITDA and adjusted EBITDA margin are important supplemental measures of operating performance because they eliminate items that have less bearing on our operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on generally accepted accounting principles, or GAAP, financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Pro Forma Non-GAAP Information

The unaudited pro forma financial information for the fiscal quarter ended March 29, 2007 is included for informational purposes only and does not purport to reflect the Company’s and NCM LLC’s results of operations that would have occurred had they operated as a separate, independent company during the periods presented. The historical results of NCM LLC have been affected by related party transactions as discussed more fully in the Company’s public filings with the Securities and Exchange Commission. The pro forma financial information should not be relied upon as being indicative of the Company’s and NCM LLC’s results of operations had the transactions contemplated in connection with the IPO Transaction been completed on the dates assumed. The pro forma financial information also does not project the results of operations for any future periods. The pro forma information is included because the Company believes it provides the most meaningful basis for comparison between periods.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark USA Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema and lobby advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes over 15,400 screens of which over 13,550 are part of the Company’s Digital Content Network (DCN). NCM LLC’s network covers 170 Designated Market Areas® (49 of the top 50). During 2007, approximately 610 million patrons attended movies shown in theatres currently included in our network (excluding Loews). National CineMedia, Inc. (NASDAQ: NCMI) owns a 43.6% interest in and is the managing member of NCM LLC.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. Please refer to the Company's Securities and Exchange Commission filings for further information about these and other risks.

NATIONAL CINEMEDIA, INC.
Statement of Operations
Unaudited
($ in millions, except per share data)

		Period	Period
		February	December
		13, 2007	29, 2006
		through	through
	Quarter Ended	March	February
	March 27, 2008	29, 2007	12, 2007
REVENUE:
Advertising (including revenue from founding members of $10.2, $5.4, $0.0 and $0.0, respectively)	$53.7	$29.0	$20.6
Administrative fees—founding members	—	—	0.1
Meetings and events	9.0	3.3	2.9
Other	—	0.1	—

Total	62.7	32.4	23.6

EXPENSES:
Advertising operating costs	2.7	1.0	1.1
Meetings and events operating costs	6.3	1.8	1.4
Network costs	4.1	1.9	1.7
Theatre access fees/circuit share costs—founding members	11.5	5.5	14.4
Selling and marketing costs	11.6	5.0	5.2
Administrative and other costs	6.7	3.0	2.8
Severance plan costs	0.2	0.5	0.4
Depreciation and amortization	1.9	0.4	0.7

Total	45.0	19.1	27.7

OPERATING INCOME (LOSS)	17.7	13.3	(4.1)

Interest Expense, Net	16.0	8.2	0.1

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	1.7	5.1	(4.2)

Provision for Income Taxes	0.7	1.9	—
Minority Interest, Net	1.4	2.2	—

NET INCOME (LOSS)	$(0.4)	$1.0	$(4.2)

EARNINGS PER SHARE:
Basic	$(0.01)	$0.02
Diluted	$(0.01)	$0.02

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
	Historical	Historical
	Quarter	Quarter
	Ended	Ended
	March 27, 2008	March 29, 2007

Total Screens at Period End (1)	15,419	13,995

Founding Member Screens at Period End (2)	13,211	13,068

Total Digital Screens at Period End (3)	13,552	12,214

Total Attendance for Period (4) (in millions)	143.7	137.1

Founding Member Attendance for Period (5) (in millions)	128.0	130.3

Capital Expenditures (in millions)	$5.3	$1.7

(1) Represents the sum of founding member screens and network affiliate screens. Excludes Loews screens for all periods presented.

(2) Represents the sum of founding member screens. Excludes Loews screens for all periods presented.

(3) Represents the total number of screens which are connected to the digital content network.

(4) Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members and network affiliates. Excludes Loews attendance for all periods presented.

(5) Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members. Excludes Loews attendance for all periods presented.

	Historical	Pro Forma
	Quarter	Quarter
(in millions, except advertising revenue per attendee and per share data)	Ended	Ended
	March 27, 2008	March 29, 2007

Advertising Revenue	$53.7	$55.8
Total Revenue	62.7	62.1
Operating Income	17.7	22.9

Total Attendance	143.7	137.1
Advertising Revenue / Attendee	$0.37	$0.41

EBITDA	$19.6	$24.0
Adjusted EBITDA	20.7	25.7
Adjusted EBITDA Margin	33.0%	41.4%

Earnings Per Share – Basic	$(0.01)	$0.02
Earnings Per Share – Diluted	$(0.01)	$0.02

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC. Pro Forma Statement of Operations ($ in millions, except per share data)

	Pre-IPO period
	December 29,	Post-IPO period
	2006 through	February 13,			Quarter Ended
	February 12,	2007 through			March 29, 2007
	2007	March 29, 2007	Contractual	Transaction	Pro Forma, As
	Historical	Historical	Adjustments	Adjustments	Adjusted
Revenue:
Advertising	$20.6	$29.0	$6.2	$—	$55.8
Administrative fees - founding members	0.1	—	(0.1)	—	—
Meetings and events	2.9	3.3	—	—	6.2
Other	—	0.1	—	—	0.1

TOTAL REVENUE	23.6	32.4	6.1	—	62.1

Expenses:
Advertising operating costs	1.1	1.0	—	—	2.1
Meetings and events operating costs	1.4	1.8	—	—	3.2
Network costs	1.7	1.9	—	—	3.6
Circuit share costs/theatre access fees - founding members	14.4	5.5	(7.7)	—	12.2
Selling and marketing costs	5.2	5.0	—	—	10.2
Administrative costs	2.8	2.7	—	0.1	5.6
Severance plan costs	0.4	0.5	—	—	0.9
Depreciation and amortization	0.7	0.4	—	—	1.1
Other	—	0.3	—	—	0.3

TOTAL EXPENSES	27.7	19.1	(7.7)	0.1	39.2
Operating Income/(Loss)	(4.1)	13.3	13.8	(0.1)	22.9

Interest expense, net	0.1	8.2	—	8.1	16.4
Income/(Loss) before income taxes and minority interest	(4.2)	5.1	13.8	(8.2)	6.5
Provision for income taxes	—	1.9	—	0.7	2.6
Minority interest, net	—	2.2	—	0.9	3.1
NET INCOME/(LOSS)	$(4.2)	$1.0	$13.8	$(9.8)	$0.8
Earnings per share:
Basic					$0.02
Diluted					$0.02

Notes to the Pro Forma Consolidated Statements of Operations:

1. Contractual adjustments represent the increase to advertising revenue to reflect the pro forma assignment from the founding members to NCM LLC of all legacy advertising contracts in accordance with the amended exhibitor services agreements, based on the actual revenue generated from those legacy contracts and the reversal of the related legacy contract administrative fees historically recorded by NCM LLC. Legacy advertising contracts are those contracts signed by RCM and NCN prior to the formation of NCM LLC. In addition, adjustments include the pro forma effect of the revenue from the sale of additional theatre advertising inventory to the founding members, in accordance with the exhibitor services agreements, in order for the founding members to fulfill their beverage concessionaire agreement on-screen advertising commitments. Contractual adjustments also include the change in circuit share payments pursuant to the exhibitor services agreements. Under the terms of the prior exhibitor service agreements with the founding members, the circuit share payments were based on varying percentages of advertising revenue. Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on a per attendee and per digital screen calculation.

2. Transaction adjustments represent interest expense, including amortization of deferred financing fees, over the term of the new senior secured credit facility of approximately $0.5 million per quarter. Interest expense also includes the impact of an interest rate hedge agreement covering approximately 75% of the outstanding balance on the term loan. In addition, an adjustment to reflect minority interest expense is included, net of income tax expense/(benefit), resulting from the founding members’ ownership of approximately 55.2% of the NCM LLC common membership units outstanding immediately after the offering. Transaction adjustments also include adjustments necessary to reflect federal and state income taxes on the income allocated from NCM LLC to NCM Inc., including amortization of the payable related to the tax sharing agreement of approximately $2.8 million per quarter.

3. Basic earnings per share is calculated on the assumption that the 42,000,000 shares sold in the offering are outstanding over the entire period. Diluted earnings per share is calculated assuming that the unit option shares, as converted and unvested shares of restricted stock are outstanding during periods corresponding to their original issuance date (after application of the treasury stock method). The convertible common membership units of the founding members (which aggregate 51,850,951 shares) are not included as they are antidilutive, due to inclusion in interest expense of non-cash amortization of the tax payable to founding members which is not deducted by the LLC.

NATIONAL CINEMEDIA, INC. Non-GAAP Reconciliations (Pro Forma) Unaudited ($ in millions)

EBITDA, Adjusted EBITDA and EBITDA margin (Pro forma)

 EBITDA, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures used by management to measure operating performance. EBITDA represents net income (loss) before net interest expense, income tax benefit (provision), and depreciation and amortization expense.  Adjusted EBITDA excludes from EBITDA severance plan costs and share based payment costs and deferred stock compensation.  Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue.  EBITDA, adjusted EBITDA and adjusted EBITDA margin are important supplemental measures of operating performance because they eliminate items that have less bearing on our operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on generally accepted accounting principles, or GAAP, financial measures.  Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles pro forma net income to pro forma EBITDA and adjusted EBITDA for the periods presented:

	Quarter Ended March 27, 2008	Quarter Ended March 29, 2007
Net income	$(0.4)	$0.8
Income taxes	0.7	2.6
Minority interest	1.4	3.1
Interest expense	16.0	16.4
Depreciation and amortization	1.9	1.1
EBITDA	19.6	24.0
Severance plan costs	0.2	0.9
Share-based compensation costs (1)	0.9	0.8
Adjusted EBITDA	$20.7	$25.7
Total Revenue	$62.7	$62.1
Adjusted EBITDA margin	33.0%	41.4%

Adjusted EBITDA	$20.7	$25.7
Loews Payment	$0.8	$1.3
Adjusted EBITDA after pro forma Loews Payment	$21.5	$27.0

1. Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying pro forma financial statements.

CONTACT:
National CineMedia, Inc.
Investors:
Kate Messmer, 800-844-0935
investors@ncm.com
or
Media:
Lauren Leff, 303-957-1709
lauren.leff@ncm.com